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                 October 18, 2021

       John Sharkey
       Chief Financial Officer
       TSR, Inc.
       400 Oser Avenue, Suite 150
       Hauppauge, NY 11788

                                                        Re: TSR, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 8,
202
                                                            File No. 333-260152

       Dear Mr. Sharkey:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jaime R. Daddona